EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
David P. Tusa, Executive Vice President and Chief Financial Officer
210.302.0410
david.tusa@newcenturyequity.com
www.newcenturyequity.com

May 15, 2003

NEW CENTURY EQUITY HOLDINGS CORP.
ANNOUNCES RECEIPT OF NASDAQ DELISTING LETTER; FILING OF APPEAL

SAN ANTONIO, TX… New Century Equity Holdings Corp. (Nasdaq: NCEH) (the “Company”) announced receipt yesterday of a Nasdaq Staff Determination indicating that the Company fails to comply with the minimum bid price requirement for continued listing as set forth in the Nasdaq Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market.

On or before May 21, 2003, the Company will submit a request to the Nasdaq for a hearing before a Nasdaq Listing Qualifications Panel (“Panel”) to review the Staff Determination. There can be no assurances the Panel will grant the Company’s request for continued listing.

On March 18, 2003, The Nasdaq Stock Market filed a Proposed Rule Change with the Securities and Exchange Commission (“SEC”) that would, if accepted, provide the Company with up to an additional 270 day listing extension. There can be no assurances the SEC will accept the Proposed Rule Change.

About New Century Equity Holdings Corp.

New Century Equity Holdings Corp. (Nasdaq: NCEH) is a company focused on high growth organizations. The Company’s holdings include its investments in Princeton eCom Corporation, Sharps Compliance Corp. and Microbilt Corporation. New Century Equity (www.newcenturyequity.com) is a lead investor in Princeton eCom Corporation (www.princetonecom.com), a leading application service provider for electronic and Internet bill presentment and payment solutions. New Century Equity Holdings Corp. is also an investor in Sharps Compliance Corp. (www.sharpsinc.com), a leading provider of cost effective medical waste disposal products and services to the home healthcare, retail and residential markets, and Microbilt Corporation (www.microbilt.com), a leader in credit bureau data access and retrieval which provides credit solutions to the Financial, Leasing, Health Care, Insurance, Law Enforcement, Educational and Utilities industries. New Century Equity Holdings Corp. is headquartered in San Antonio, Texas.

              Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.